Exhibit 10.28
December 17, 2009
Jason Hannon
11183 Corte Cangrejo
San Diego, CA 92130
Dear Jason,
Congratulations on your promotion to Executive Vice President & General Counsel. Being awarded an executive promotion means that you are a NuVasive “A+” Player. You have successfully performed your stretch goals, demonstrated outstanding performance standards, have embraced your challenges with enthusiasm, and have continuously worked to perpetuate and grow our culture. I trust that you feel “lucky” and have an “attitude of gratitude” about your continued growth prospects.
You will officially begin work in this capacity on January 1, 2010. Your new rate of compensation is $33,333/month. In connection with your promotion, we anticipate granting you, subject to the approval of the Board of Directors, 100,000 stock options (the “Options”), with a strike price equal to the market value of the Company’s stock on the date of grant. Twenty-five percent (25%) of the Options will vest on the one-year anniversary of the grant date, and the remainder in 1/36th increments per month over the following 3 years, in accordance with the Company’s 2004 Equity Incentive Plan and in anticipation of you delivering outstanding results.
In addition to your compensation increase, your current target bonus for 2010 is 50% of your annual base salary (with ability to over-perform), with the actual amount being determined at the discretion of the Board of Directors. All bonus payments will be paid in accordance with the terms of your letter agreement, dated August 5, 2008, as amended. I fully anticipate that you will do your part to drive outstanding performance across all of these measures and that you will personally contribute to your Department’s and the Company’s success.
As Shareowners, our common goal is to contribute meaningfully toward NuVasive’s growth targets, deliver new and creative products, leverage resources for profitability and exercise Absolute Responsiveness® to the maximum level. I look forward to continuing the journey with you.
I wish you tremendous success in your new role!

Onward and Upward! NUVASIVE, INC.
By:	/s/Alexis V. Lukianov
Alexis V. Lukianov

Please sign below indicating your understanding and acceptance of this promotion and return the fully executed letter to Jen Crutchfield. You should keep one copy of this letter for your records.

/s/Jason Hannon
Jason Hannon